Exhibit 10.1

Quality Technology Services Miami, LLC
Master Space Agreement

This Master Space Agreement (“Agreement”) between Quality Technology Services Miami, LLC (“QUALITYTECH”) and (“Customer”) Ultimate Software is made effective as of 6/1/09 (“Effective Date”) and governs Service(s) purchased by Customer under an Order. Capitalized terms used herein shall have the meaning given in the definition section on the last page of this Agreement.

1. ORDERS FOR SERVICES. This Agreement is a master agreement under which Customer may Order Services from time to time by written agreement between Customer and QUALITYTECH. To the extent of any inconsistency between this Agreement and the Order, the Order shall govern. Customer may cancel an Order by written notice to QUALITYTECH at any time prior to Order acceptance by QUALITYTECH.

2. TERM. The Term for Orders for Services described in an Order will commence on the Service Commencement Date for such Services. The Terms of this Agreement will survive until the last Order is terminated or expires. QUALITYTECH may provide Customer a target delivery date (“Target Date”) for an Order, and if so, will use commercially reasonable efforts to deliver the Services on the Target Date. Notwithstanding, should QUALITYTECH fail to deliver the Services by the Target Date, and fail to cure same within thirty (30) days of Customer’s notice of such failure, Customer may terminate the specific Order in its sole discretion and receive a full refund of any amounts paid. In the event of such termination, neither party shall be liable for damages arising out of the failure to perform, other than any accrued amounts owed. The Term of any Order will automatically renew for successive Renewal Terms, unless either party notifies the other party in writing at least sixty (60) days prior to the end of the then current Term. The termination or expiration of an Order will not affect Customer’s other Services provided under a separate Order.

3. FEES AND PAYMENT TERMS.

3.1 Payment Terms. QUALITYTECH will invoice Customer for all Services on a monthly basis, with fixed recurring charges invoiced in advance and all other charges invoiced in arrears. Customer will pay each invoice in full within 30 days of the invoice date. If Customer disputes any portion of an invoice, Customer will notify QUALITYTECH in writing of such dispute within 60 days of the invoice date. A dispute as to any portion of an invoice does not relieve Customer from timely payment of the undisputed portion. Fees for each of the Services in an Order begin to accrue on the Service Commencement Date for the specific Service. QUALITYTECH may change the prices for the Services prior to any Renewal Term by notifying Customer of such price changes at least 90 days prior to the start of any Renewal Term.  During the first term under this Agreement Customer will receive a [***] discount in the first year. In year two, pricing will increase by [***]. In year three, pricing will increase an additional [***]. If Customer adds space, power or services during the first 36 months of this Agreement, Customer shall be charged the rate that is being charged for that space, power or service at the time.

3.2 Late Payments. Any undisputed payment not received by QUALITYTECH when due will accrue interest at a rate of [***] per month compounded daily, or the highest rate allowed by applicable law, whichever is lower.

3.3 Taxes. Customer shall be responsible for all taxes related to the provision of Services, except for taxes based on QUALITYTECH’s net income.

4. MUTUAL REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION. Each party represents, warrants and covenants that: (i) it has and will maintain the legal right to use, operate and locate its equipment in the Data Center; (ii) the performance of its obligations hereunder will not violate any applicable Laws; (iii) neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach by it of any agreements to which it is a party or by which it is bound; and (iv) all equipment, materials and other tangible items placed by it at Data Center will be installed, operated, used and maintained in compliance with all applicable Laws and manufacturer specifications and that all Services provided by QUALITYTECH will be provided in a timely, professional and workmanlike manner and in accordance with generally accepted industry standards. In no event will either party be entitled to damages in excess of [***] months recurring charges (“MRC”) for any violation of these representations and warranties. Any damages for any violation of these representations and warranties will be offset by any credits paid for same incident pursuant to the Addendum to Master Space Agreement Additional Terms and Conditions for Colocation and Internet Access executed by the Parties. Customer will indemnify, defend and hold harmless the QUALITYTECH Parties from any and all Losses arising from or relating to (i) any claim, action or omission by any of the Customer Parties (including claims for personal injuries while in or around the Facilities); and (ii) any claim, action or omission by a customer or end-user of Customer, relating to, or arising out of Customer’s or any of its customers’ services or the Customer Space licensed or Services provided under this Agreement (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Licenses or Services). QUALITYTECH will indemnify, defend and hold harmless Customer from any and all Losses arising from or relating to any personal injuries or death while in or around the Facilities. Both Parties shall defend and indemnify the other for any breach of the mutual insurance provisions in Section 7.

5. REMEDIES AND DAMAGES, AND LIMIT ON WARRANTIES

5.1 No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT. THE SERVICES (INCLUDING ALL MATERIALS SUPPLIED AND USED THEREWITH) ARE PROVIDED “AS IS” “WHERE IS”, AND CUSTOMER’S USE OF THE SERVICES IS AT ITS OWN RISK. QUALITYTECH DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, HABITABILITY, MARKETABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, NONINFRINGEMENT, TITLE, OR ARISING FROM A COURSE OF DEALING, OR TRADE PRACTICE.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

5.2 Consequential Damages Waiver. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ARISING UNDER THEORY OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

5.3 Basis of the Bargain. The parties acknowledge that the prices have been set, and the Agreement entered into in reliance upon the limitations of liability, remedies, damages, and the disclaimers of warranties and damages set forth herein, and that all such limitations and exclusions form an essential basis of the bargain between the parties. The specific remedies provided herein or in any Addendum or Product Description are the exclusive remedies available to Customer.

6. MUTUAL CONFIDENTIALITY

6.1 Disclosure and Use. Each party agrees that it will not use in any way, nor disclose to any third party, the other party’s Confidential Information, and will take reasonable precautions to protect the confidentiality of such information, at least as stringently as it takes to protect its own Confidential Information, but in no case will the degree of care be less than reasonable care. Nothing herein shall preclude disclosure by a party to that party’s attorneys, accountants and employees who have a bona fide need to know the other party’s Confidential Information in connection with the receiving party’s performance under this Agreement. Each party agrees to only make copies of the other’s Confidential Information for purposes consistent with this Agreement, and each party shall maintain on any such copies a proprietary legend or notice as contained on the original or as the disclosing party may request.

6.2 Exclusions from Confidentiality Obligations. Notwithstanding the confidentiality obligations required herein, neither party’s confidentiality obligations hereunder shall apply to information which: (a) is already known to the receiving party (other than the terms of this Agreement); (b) becomes publicly available without fault of the receiving party; (c) is rightfully obtained by the receiving party from a third party without restriction as to disclosure, or such Confidential Information is approved for release by written authorization of the party having the rights in such Confidential Information; (d) is developed independently by the receiving party without use of the disclosing party’s Confidential Information; or (e) is required to be disclosed by Law, provided that prior to making such required disclosure, the party who is required to disclose the Confidential Information shall notify the owner of such Confidential Information that disclosure is legally required.

7. MUTUAL INSURANCE REQUIREMENTS

7.1 Minimum Levels. Each party agrees to keep in full force and effect during the Term of this Agreement: (i) comprehensive general liability insurance with a combined single limit in an amount not less than $1,000,000 per occurrence, and $2,000,000 aggregate (or equivalent coverage under an “umbrella” policy), including comprehensive form premises and operations, independent contractors, products and completed operations, personal injury, contractual, and broad form property damage liability coverage, and (ii) workers’ compensation insurance covering such party’s employees in an amount not less than that required by Law. QUALITYTECH shall maintain property and casualty insurance (all risks) covering QUALITYTECH’s Facilities. Customer shall maintain property and casualty insurance (all risks) covering the Customer Space and Customer Equipment. Customer agrees that it will insure and be solely responsible for insuring the injuries to and claims of its Representatives. All such policies shall be written by insurance carriers licensed in the state of Georgia, and shall be rated A+ or better by A.M. Best. Parties agree that upon request, they will deliver to each other the applicable certificates of insurance naming the other party as a certificate holder and requiring that the other party receive written notice at least thirty (30) days prior to any termination, expiration or change in the coverages provided thereunder. Each party will cause and ensure that each insurance policy of such party required under this Agreement will provide that the underwriters waive all claims and rights of recovery by subrogation against the other party’s Parties in connection with any liability or damage covered by the insurance policies.

8. TERMINATION

8.1 Termination by Either Party. This Agreement may be terminated by either party, at any time, without liability to the other party, for any one or more of the following (a) the non-terminating party breaches any material term of this Agreement and fails to cure such breach (if susceptible to cure) within ten (10) days after receipt of written notice of the same (provided, however, in the event this Agreement provides that termination of any rights shall be immediate for any specific breach, then such notice period shall not be required); (b) the non-terminating party becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of the filing thereof; or (c) a court or other government authority having jurisdiction over the Services prohibits from furnishing the Services to Customer.

8.2 Early Termination. In the event Customer desires to terminate any Space prior to the end of the Term (other than as provided in Section 8.1 above), or if the Space is terminated by QUALITYTECH due to an uncured breach by Customer, Customer shall pay a termination charge equal to the percentage of the monthly recurring fees for the terminated Space calculated as follows. Such termination fees are not penalties, but due to the difficulty in estimating actual damages for early termination, are agreed upon to be the total amount of charges to fairly compensate QUALITYTECH:

a. [***] of the remaining monthly recurring fees that would have been charged for the Customer Space for months 1-24 of the Initial Term or Renewal Term (as applicable on the date of said termination); plus

b. [***] of the remaining monthly recurring fees that would have been charged for the Space for months 25 through the end of the Initial Term or Renewal Term (as applicable on the date of said termination).

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

8.3 Holdover Customer. If Customer continues to use any Service after the expiration or earlier termination of the Term for such space, then Customer shall remain subject to the terms and conditions of this Agreement and the recurring monthly charge and usage charges during such hold-over period shall increase to [***] of the recurring monthly charge and usage charges for the last full month before expiration or earlier termination of the Term.

8.4 Termination by QUALITYTECH. QUALITYTECH may terminate Customer’s rights to any or all Services if Customer fails to pay any undisputed sum for Services when such payment is due and such failure remains uncured ten (10) days after written notice is given by QUALITYTECH.

8.5 Effect of Termination by Either Party. Upon the effective date of termination of the Agreement: (a) QUALITYTECH will immediately cease providing Services; (b) any payment obligations of Customer under this Agreement for Services provided through the date of termination and any applicable termination charges will immediately become due and payable; and (c) within ten (10) days of such termination Customer shall (i) remove from the Data Center(s) all Customer Equipment and any other Customer property located at the Data Center(s), (ii) make available all QUALITYTECH Provided Equipment to an authorized representative of QUALITYTECH, and (iii) return the Customer Space to QUALITYTECH in the same condition as existed on the Service Commencement Date, normal wear and tear excepted. If Customer does not remove the Customer Equipment and its other property as provided herein, QUALITYTECH will have the right to do one or more of the following, without liability therefor, and without prejudice to any other available remedies: (x) re-claim the Customer Space, remove all property therefrom and re-license the Customer Space; (y) move all such Customer property to secure storage and charge Customer for the cost of such removal and storage; and (z) liquidate the Customer property in any reasonable manner, applying all proceeds first to the cost of such liquidation, then to all payment obligations due hereunder, and the balance thereof, if any, shall be paid to Customer.

8.6 Notwithstanding anything to the contrary in this Section 8 or any other provision of this Agreement, QUALITYTECH may not under any circumstances or for any reason terminate this Agreement unless it has provided Customer with 90 days advanced written notice of the intent to terminate this Agreement.

9. MISCELLANEOUS PROVISIONS

9.1 Force Majeure. QUALITYTECH shall not be liable to Customer for any failure of performance or equipment due to causes beyond QUALITYTECH’s reasonable control, including but not limited to: acts of God, fire, explosion; any Law or direction of any governmental entity; emergencies; civil unrest, wars; unavailability of rights-of-way, third party services or materials; or strikes, lock-outs, work stoppages, labor shortages or other labor difficulties; viruses, denial of service attacks, or failure of the Internet. If QUALITYTECH is unable to deliver the Service for Twenty (20) consecutive days, Customer shall have the right to terminate any affected Order pursuant hereto.

9.2 Relocation of Customer Equipment or Customer Space. QUALITYTECH agrees not to relocate the Customer Equipment or Customer Space to another area in the Data Center unless requested by Customer Relocation made by QUALITYTECH at the request of Customer, will be at the sole expense of Customer. QUALITYTECH will use commercially reasonable efforts to minimize and avoid any interruption in Services during such relocation.

9.3 Regulatory Changes. In the event that a tariff is filed by QUALITYTECH or there is a change in law, rule or regulation that materially increases or decreases the costs or other terms of delivery of Service, the parties agree to negotiate the rates to be charged, or other required terms of service to reflect such increased costs or change in term of service.

9.4 Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by e-mail or facsimile (provided delivery is confirmed), or U.S. Mail registered or certified return receipt requested and postage prepaid, in each case to the address set forth below or to such other address as may hereafter be furnished in writing by either party to the other party in accordance with this Section. Such notice will be deemed to have been given as of the date it is received.

9.5 Assignment. Neither party may assign this Agreement or resell the Services, or sublicense or sublease the Services without the written consent of the other, which shall not be unreasonably withheld. Failure of the non-assigning party to object to an assignment within twenty (20) days after receipt of such notice shall be deemed tacit approval of the assignment. Notwithstanding, either party may freely assign or transfer its rights or obligations under this Agreement if such transfer occurs by operation of law under a bona fide merger, divestiture, consolidation, or reorganization, or to any purchaser of all or substantially all of the assets of the business of the assigning party, provided the assignee is bound by this agreement, is financially able to complete its obligations, and is not a direct competitor of the non-assigning party. Notwithstanding, should either party assign this Agreement to an entity not reasonably acceptable to the other, the objecting party may terminate this Agreement on thirty (30) days notice. This Agreement shall apply to, bind, and inure to the benefit of, any permitted transferees, assignees or successors, all of whom shall execute counterparts of this Agreement, and Customer shall remain liable for the payment of all charges due under each Order or otherwise due or to become due under this Agreement.

9.6 Entire Understanding. This Agreement constitutes the entire understanding and agreement of the Parties related to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, agreements and understandings regarding such subject matter. Each Order includes terms which are in addition to, and not in lieu of the Agreement.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

9.7 General. Neither party shall issue any publication relating to this Agreement, except as may be required by Law. Notwithstanding, either party may publicly refer to other, orally and in writing, as a Customer/ service provider of the other. If either Party retains an attorney to enforce the terms of this Agreement or to collect money due hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and other related expenses incurred in connection therewith. The terms and provisions contained herein that by their sense and context are intended to survive the performance thereof by the Parties shall so survive termination of this Agreement, including, without limitation, provisions for indemnification and the making of any payments. QUALITYTECH and Customer are independent contractors; this Agreement will not establish any relationship of partnership or agency. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be changed only by a written document signed by authorized representatives of QUALITYTECH and Customer. If any provision of this Agreement, as applied to either party or to any circumstance, is adjudged by a court or arbitrator to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law. The failure by either party to enforce any rights hereunder shall not constitute a waiver of such right(s) or of any other or further rights hereunder. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default. There shall be no third party beneficiaries to this Agreement. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, except its conflicts of law principles.

DEFINITIONS

(a) “Addendum” means an addendum to this Agreement stating additional terms and conditions applicable to the specific Service.

(b) “Adhoc Engineering Services” means any technical support considered to be above and beyond Remote Hands which usually includes technical support from a consultative or operational perspective.

(c) “Acceptable Use Policy” or “AUP” means as posted at www.qualitytech.com.

(d) “Agreement” means the general terms and conditions herein and includes any Addendum, Product Description, Order, Specification, Statement of Work, Scope of Work, Customer Access Roster, the Rules and Regulations, and the Acceptable Use Policy, and all other items expressly incorporated herein.

(e) “Burstable” means Customer has the ability to use Services in excess of the Committed Data Rate.

(f) “Confidential Information” means information which (i) derives actual or potential economic value from not being generally known to, and not available through proper means, by other persons who could obtain economic value from receipt or use of such information, (ii) is the subject of reasonable efforts by its owner to maintain its confidentiality or secrecy, or (iii) is by its nature confidential, trade secrets or otherwise proprietary to its owner. Confidential information includes the terms and conditions of this Agreement, software source and object code, inventions, know-how, data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, configurations, plans, processes, financial and business plans, names of actual or potential customers or suppliers, Data Center configuration, and Technology.

(g) “Committed Data Rate” means Customer’s agreement to pay for a minimum amount of bandwidth per month (expressed in Megabits per second (Mbps)), as set forth in an Order.

(h) “Customer Access Roster” means the official register of Representatives.

(i) “Customer Equipment” means software, computer hardware, and all other equipment, goods, and personal property owned by Customer or licensed or leased by Customer from third parties.

(j) “Customer Maintenance” means steps taken by Customer to properly maintain the Customer Equipment in accordance with manufacturer instructions and requirements.

(k) “Customer Space” means the portion of the Data Center(s) and associated power in which QUALITYTECH licensed Customer under an Order. The location of the Customer Space shall be determined by QUALITYTECH in its sole discretion, provided however, Customer’s reasonable preferences shall be considered.

(l) “Data Center” means any of the buildings and facilities owned or leased by QUALITYTECH from which Services are provided.

(m) “Down” means not responding to the network management system’s polling engine with a positive acknowledgement from a PING to a specific network interface for the specified device.

(n) “QUALITYTECH Provided Equipment” means any hardware, software and other tangible telecommunications or Internet equipment leased, subleased, licensed or sublicensed by QUALITYTECH to Customer.

(o) “Facilities” means any and all devices generally used by QUALITYTECH to deliver Services to its customers, but excluding QUALITYTECH Provided Equipment and Customer Equipment.

(p) “Facilities Maintenance” means the times QUALITYTECH monitors and maintains its network, QUALITYTECH Provided Equipment or Facilities.

(q) “Internet Intrusion Testing” means tests employing tools or techniques intended to gain unauthorized access to Customer’s environment.

(r) “Initial Term” as to any Order, means the period of time specified in an Order for which QUALITYTECH will provide the Services.

(s) “Laws” means rules, regulations, statutes, ordinances, orders and rulings of a government and administrative and regulatory authorities, as well as the Rules and Regulations.

(t) “Losses” means claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees).

(u) “Order” means Customer’s written order for Services that has been accepted by QUALITYTECH and executed by both Parties. The Order includes backup detail, including without limitation, any Addendum to the Master Service Agreement, Specifications and Statements of Work, and shall set forth the Services, the prices to be charged for Services and any applicable Term and/or Committed Data Rate.

(v) “Party” or “Parties” means representatives, agents, employees, officers, directors or contractors, or subcontractors.

(w) “Point of Demarcation” means the first point where Customer receives telecommunications or Internet access into the Customer Space.

(x) “Product Description” means the written description of a Service.

(y) “Professional Services” means professional engineering or computer design, software development, support or other consulting service provided, pursuant to a Statement of Work or Scope of Work.

(z) “Remote Hands” means general Customer directed actions such as power cycling equipment, basic power or data cabling support, and simple key stroke commands to reboot or configure equipment.

(aa) “Renewal Term” for an Order means successive periods of one year.

(bb) “Representatives” means the individuals identified on the Customer Access Roster who are authorized to enter the Data Center(s) and access the Customer Space.

(cc) “Rules and Regulations” means as posted at www.qualitytech.com.

(dd) “Services” means all offerings of services and goods, including licenses of the Customer Space.

(ee) “Service Commencement Date” means the earlier of (i) the date QUALITYTECH arranges for Services to be available for use, or (ii) the date which is two (2) business days after QUALITYTECH makes the Customer Space available for Customer’s installation of Customer Equipment. The Service Commencement Date for Professional Services shall be set forth in the Order, Statement of Work or Scope of Work.

(ff) “Specifications” means the detailed description of Services, other than Professional Services, attached to any Order.

(gg) “Statement of Work,” “Scope of Work” or “Work” means the detailed description of Professional Services attached to any Order.

(hh) “Target Date” means the date the Services are expected or anticipated to be available to Customer, as set forth in a written notice.

(ii) “Technology” means proprietary technology developed or created by Customer, including Customer’s operations, design, content, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world, and any derivative works, improvements, enhancements or extensions thereof.

(jj) “Term” as to any Order, means the Initial Term and all Renewal Terms for that specific Order.

IN WITNESS WHEREOF, authorized representatives of Customer and QUALITYTECH have read the foregoing Agreement and agree to be bound thereby as of the Effective Date.

ULTIMATE SOFTWARE GROUP, INC.		QUALITY TECHNOLOGY SERVICES MIAMI, LLC

Print Name:	Bill Hicks	Print Name:	Mark Waddington
Title:	SVP of Shared Services	Title:	President
Address:	2000 Ultimate Way	Address:	12851 Foster St., Suite 205
	Weston, FL 33326		Overland Park, KS 66213
Attn: Mark Waddington
Telephone:	954-331-6740	Telephone:	(913) 814-9988
Facsimile:	954-331-6935	Facsimile:	(913) 814-7766
E-mail:	bill_hicks@ultimatesoftware.com	E-mail:	mwaddington@QualityTech.com
Date:	6/10/09		/s/ Mark Waddington
Signature:	/s/ Bill Hicks		July 28, 2009

Quality Technology Services Miami, LLC
ADDENDUM TO MASTER SPACE AGREEMENT
ADDITIONAL TERMS AND CONDITIONS
FOR COLOCATION AND INTERNET ACCESS

This Addendum is attached to and made a part of the Master Service Agreement between Customer and Quality Technology Services Miami, LLC (“QUALITYTECH”), and the terms hereof are incorporated therein by this reference and are applicable where Customer Orders the use of space within the Data Center(s) to be used for the purpose of colocating computer equipment and associated telecommunications equipment (the “Customer Space”); or Customer Orders communications or connectivity including connection to the Internet. Capitalized terms used herein and not otherwise defined herein shall have the same meaning such terms are given in the Master Service Agreement. Reference herein to the “Agreement” shall mean the Master Service Agreement, this Addendum and all other Addenda attached thereto, and all Orders place thereunder. No other discussions, proposals, brochures, or statements of work are incorporated herein, and neither customer nor QUALITYTECH have relied thereon. The Master Service Agreement and all Addenda attached thereto, including this Addendum, fully and completely reflect the understanding and obligations of the parties.

1. CUSTOMER SPACE AND QUALITYTECH OBLIGATIONS

1.1 Upon acceptance by QUALITYTECH of an Order for colocation and completion of build-out (if necessary), Customer will be granted a license to use the Customer Space, effective 30 days from the date of signing the Work Order. The location of the Customer Space shall be determined by QUALITYTECH in its reasonable discretion provided, however, Customer’s reasonable preferences identified to QUALITYTECH shall be adhered to if reasonably possible.

1.2 QUALITYTECH shall use commercially reasonable efforts to complete the build-out and make the Customer Space available to Customer on or before the Target Date. The Term of use of the Customer Space shall begin 30 days from the date of signing the Work Order. Build-out shall mean QUALITYTECH’s construction and installation of the Customer Space pursuant to the Order. QUALITYTECH shall provide the following Services in connection with the Customer Space:

(a)	Physical space as identified in the applicable Order (i.e. Shared Cabinet/by the U, Half Cabinet, Full Cabinet, Cage, Suite)

(b)	Physical security for the Data Center(s) (security station and personnel, 24 hours/day, 365 days/year);

(c)	Power to the Customer Space and generator back-up to the Data Center(s);

(d)	Data Center environmental controls (temperature and humidity);

(e)	Security alarms and fire alarm/suppression systems for the Data Center(s); and

1.3 QUALITYTECH shall provide cabling for services provided by QUALITYTECH (i.e. network services, network monitoring) and maintenance on equipment and cabling owned by QUALITYTECH up to the Point of Demarcation. The “Point of Demarcation” shall mean the first point where Customer receives telecommunications or Internet access service from QUALITYTECH into the Customer Space. Except as otherwise agreed pursuant to a separate Addendum for Services attached to the Master Service Agreement and set forth in a corresponding Order, QUALITYTECH shall not provide installation, configuration, connection, inter-connection, maintenance or support for any cabling, lines or equipment which is not owned or operated by QUALITYTECH, whether or not such cabling, lines or equipment occurs before or after the Point of Demarcation.

1.4 QUALITYTECH shall perform Remote Hands and Adhoc Engineering Services as requested by Customer on an as needed basis. Remote Hands and Adhoc Engineering Services shall be billed in quarter-hour increments and shall include all time expended to receive Customer instructions travel to and return from Customer Space, perform the operations and report any findings or results. Remote Hands will be billed at the rate of [***] per hour. Adhoc Engineering Services shall be billed at the rate of [***] per hour. In no case, does this rate include the cost of any materials or equipment supplied by QUALITYTECH. Remote Hands and Adhoc Engineering Services shall be provided to Customer’s Equipment within the Customer Space only pursuant to the express instructions of Customer, and as such, Customer hereby releases and shall hold QUALITYTECH, its employees and contractors harmless from and against all Losses relating to QUALITYTECH’s performance of such Remote Hands or Engineering Services actions. Customer agrees that all requests for Remote Hands and Adhoc Engineering Services will be billed to Customer at the rates specified, excluding any service request that is the result of QUALITYTECH. The response time for Remote Hands and Adhoc Engineering Services will be based upon available resources at time of Customer request and at no time does QUALITYTECH imply or guarantee a specific response time for these services.

1.5 QUALITYTECH shall perform such janitorial services, environmental systems maintenance, power plant maintenance and other maintenance actions as is reasonably necessary or desirable with respect to the Data Center(s) in which the Customer Space is located. QUALITYTECH may from time to time monitor and maintain its network, QUALITYTECH Provided Equipment and Facilities (“Facilities Maintenance”). Customer acknowledges and agrees that the performance of Facilities Maintenance and Customer Maintenance may cause the network to be temporarily inaccessible and the Services temporarily unavailable to Customer. QUALITYTECH will use its commercially reasonable efforts to conduct such Maintenance in a manner and at such times so as to avoid or minimize the inaccessibility of the network and/or unavailability of the Services. QUALITYTECH shall limit non-emergency Facilities Maintenance to 2:00 am to 5:00 am local time on Tuesday mornings. If Facilities Maintenance is expected to interrupt access to the network or the availability of Services, QUALITYTECH shall give Customer notice by e-mail prior to conducting such maintenance, identifying the time and anticipated duration of the Facilities Maintenance.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

2. CUSTOMER OBLIGATIONS

2.1 Customer shall use the Customer Space only for placement and maintenance of telecommunications and computer equipment and related personal property in accordance with this Agreement. Customer shall not store any parts or equipment in the Customer Space other than Customer Equipment which is operational and integral to the use of the network, unless otherwise authorized by QUALITYTECH. Customer shall not install any equipment or personal property (including QUALITYTECH Provided Equipment and Facilities) in the Customer Space (including, without limitation, ramps, aisles therein) that individually or in combination exceeds 1,500 lbs per tile. Customer shall inform QUALITYTECH of any equipment and property anticipated to be housed in the Customer Space, and QUALITYTECH may require that the Order include build-out of reinforced flooring if, in QUALITYTECH’s reasonable opinion, such equipment and/or property will exceed the weight limits proscribed herein.

2.2 Customer shall provide all end-user equipment, software and all other telecommunications, Internet access and related equipment that Customer deems necessary or desirable for Customer’s use of the Customer Space as permitted by the Agreement. Except as otherwise agreed to pursuant to a separate Addendum attached hereto, Customer shall be solely responsible for installation, maintenance, configuration, connection, interconnection, and all other support in connection with (a) all equipment and personal property to be used by Customer in the Customer Space, including without limitation, QUALITYTECH Provided Equipment, and (b) all telecommunications, data, Internet and power cabling or lines and connections from the Point of Demarcation into and throughout the Customer Space.

2.3 Throughout the Term, Customer shall maintain the Customer Space in an orderly and safe condition in accordance with all applicable laws, and the Rules and Regulations. Customer shall provide the Customer Access Roster to QUALITYTECH on or prior to the Service Commencement Date, and thereafter, from time to time, as the information in the Customer Access Roster may change or be amended by Customer (including names, addresses, signatures, pager numbers, e-mail address, and telephone numbers of the then current Customer Representatives). Customer or its contractors shall be responsible for and shall properly maintain in accordance with manufacturer instructions and requirements the Customer Equipment and all personal property located in the Customer Space (“Customer Maintenance”).

3. ACCESS TO DATA CENTER(S) AND CUSTOMER SPACE

3.1 Customer’s 24 x 7 x 365 access to the Customer Space and the Data Center(s) will be limited solely to the Representatives identified on the then current Customer Access Roster. Customer represents and warrants that the information contained therein shall be true, complete and accurate in all respects. QUALITYTECH shall have no obligation to verify that any information contained in the Customer Access Roster then on file with QUALITYTECH is current or accurate, and QUALITYTECH shall be entitled to rely upon all such information in admitting persons identified therein to the Data Center(s). QUALITYTECH may require Representative to be accompanied by an authorized QUALITYTECH representative or security personnel. QUALITYTECH shall have the right to refuse access, or limit access, to the Data Center(s) to any person who is not a Representative or to any Representative whom QUALITYTECH (in its sole discretion) considers to be a risk to security or to the safety of persons or property, or who is not qualified to perform the tasks for which such person purports to access the Customer Space, or for any other lawful reason.

3.2 Security personnel may require individuals desiring access to sign-in, present photo identification, submit to physical inspection of their person and properties and otherwise answer such questions and provide such information as the security personnel may require to authenticate such person and verify that such person is an authorized Representative of Customer.

3.3 Customer shall not (and shall not permit others operating at its request, under its instruction, direction, control or supervision to) access, rearrange, reconfigure, disconnect, remove, repair, replace, damage or otherwise tamper with (or attempt to do any of the foregoing to) any of the Facilities or the properties or customer space of any other person using the Data Center(s). Any violation of this Section 3 shall be material breach by Customer of this Agreement and, in addition to all other remedies available to QUALITYTECH therefor, and notwithstanding any provisions contrary hereto, Customer shall upon demand (a) pay QUALITYTECH the cost to repair or remedy all damage caused to the Facilities or the properties or Customer Space of its customers (including replacement of any such properties, if deemed necessary by QUALITYTECH or the owner of such property), and (b) shall indemnify QUALITYTECH, its employees, agents, representatives and other Data Center users and customers, from all Losses resulting therefrom, pursuant to the Master Service Agreement, Further, Customer shall indemnify, defend and hold harmless QUALITYTECH, its employees, agents, representatives and contractors, pursuant to the Master Service Agreement, for any injury to any person or damage to property of any person (including employees and representatives of QUALITYTECH) caused by or related to Customer’s and its Representatives’ access to and use of the Customer Space or the Data Center(s). QUALITYTECH shall indemnify, defend and hold harmless Customer, its employees, agents, representatives and contractors, pursuant to the Master Space Agreement, for any injury or death to any person (including employees and representatives of Customer) caused by or related to QUALITYTECH’s and its Representatives’ access to and use of the Customer Space or the Data Center(s).

3.4 In addition to the requirements set forth herein, Customer’s access shall be subject to any and all rules, regulations, security and access requirements imposed by QUALITYTECH governing the Data Center(s), including without limitation, Rules and Regulations posted on QUALITYTECH’s website (www.QualityTech.com). Customer agrees (and shall cause each of its Representatives) to strictly abide by all such requirements for the Data Center. Customer agrees to periodically access the website and familiarize itself with the then current version of the Rules and Regulations. Notwithstanding, QUALITYTECH agrees to provide Customer with thirty (30) days notice of any changes to said Rules and Regulations.

3.5 QUALITYTECH retains the right to access the Customer Space at any time for any legitimate business purpose of QUALITYTECH. Customer shall provide a safe place for QUALITYTECH personnel to work at the Premises and within the Customer Space. Customer shall allow QUALITYTECH access to the Premises and Customer Space to the extent reasonably necessary (as determined by QUALITYTECH) for the installation, inspection, removal, relocation, replacement, and scheduled or emergency maintenance of Facilities, or as may otherwise be necessary to provide the Services.

3.6 If the Order specifies “By the U”, the Customer Space is shared, non-exclusive space. As such, QUALITYTECH requires all Representatives to be accompanied by an authorized QUALITYTECH representative or security personnel. Customer will be escorted to the secure shared cabinet on the Data Center floor by an QUALITYTECH representative. Customer shall notify QUALITYTECH not less than 4 hours in advance of a scheduled arrival. Notification can be made by telephone or email. In the case of hardware failure or emergency, QUALITYTECH will attempt to provide Customer escort immediately. Customer understands and agrees that there are certain inherent risks associated with sharing Customer Space and Customer assumes those risks.

3.7 QUALITYTECH acknowledges as part of this Agreement that Customer shall have its customers inspect and tour the Centers, QUALITYTECH will permit such tours and inspections, cooperate with Customer regarding same and that QUALITYTECH and its employees will conduct themselves in a courteous, timely and professional manner and keep the Centers in a reasonably neat appearance. In addition, QUALITYTECH acknowledges that representatives or other third parties on behalf of Customer will need access to the Center and related areas and materials in order to conduct certain inspections, investigations, audits, etc. for various reasons such as ISO certifications, SAS70’s etc. QUALITYTECH will provide access to requested policies, procedures, records and logs, and cooperate in all respects as necessary for same. Customer and its customers must at all times comply to QUALITYTECH security policies and procedures.

3.7 Customer Audits

a.
Subject to the terms of this section QualityTech will provide access to applicable policies, procedures, records, logs and reports and to the portion of the QualityTech Data Center(s) where Base Components or Customer Components are located to enable Customer to conduct appropriate audits (“Audits”) relating to QualityTech’s performance of the Service and that demonstrate the existence and adherence to physical security and environmental controls applicable for maintaining ISO certifications and providing SAS 70 reports. The Audits will be limited to verifying:

1.	the Services are being provided in accordance with the service levels specified in this Agreement;

2.	complying with the physical, environmental and electronic security requirements specified in this Agreement;

3.	accuracy of invoices;

4.	Customer’s is in compliance with the Customer’s regulatory requirements; and

5.	other information germane to the Agreement that is mutually agreed to in advance between Customer and QualityTech.

b.	Audits will:

1.
occur no more than two (2) times each calendar year per Data Center. In the event that Customer is required by relevant regulatory authorities or its Customers to conduct Audits more frequently, QualityTech will make reasonable efforts to accommodate Customer’s requests provided that Customer promptly provides QualityTech such information regarding the regulatory requirement, as QualityTech may reasonably request. Additional charges, at QualityTech’s discretion, may apply;

2.	not be permitted if they interfere with QualityTech’s ability to perform, at QualityTech’s discretion, the Services in accordance with the service levels; and

3.
be conducted during reasonable business hours at a mutually agreed date and time; that will be at least thirty (30) days following Customer’s written Audit request, unless otherwise agreed between Customer and QualityTech.

c.
Only Customer and its/or its auditor (“Third Party Auditor”) are entitled to site access, and will have access only to the portion of the QualityTech Data Center(s) where Base Components specified in this Agreement are located. All site access will be subject to QualityTech’s confidentiality and security requirements.

d.
Customer may request that a mutually agreeable Third Party Auditor perform the Audit, at Customer’s expense, on a non-contingent basis, provided such Third Party Auditor executes a confidentiality agreement reasonably acceptable to QualityTech.

e.
Customer and appropriate QualityTech personnel will discuss the requirements of each Audit prior to the commencement of each Audit. Customer and QualityTech will work together to plan reasonable, practicable support by QualityTech from the then-assigned QualityTech resource. QualityTech will:

i.
provide up to six (6) hours of dedicated compliance personnel support during the actual on-site Data Center field work supporting each Audit of QualityTech controls relevant to the Customer’s internal controls; and

ii.
notify Customer if additional resources beyond the six (6) hours of dedicated compliance personnel support, at QualityTech’s discretion, are required to meet Customer audit requirement prior to, or during, the on-site field work supporting each Audit of QualityTech controls relevant to the Customer’s internal control, to which a [***] fee will apply;

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

f.
On request of Customer’s Third Party Auditor, auditor may perform an audit of QualityTech’s controls relevant to Customer’s internal controls no more than two (2) times in any calendar year, per data center. QualityTech will provide such auditor, for such auditor’s sole and exclusive use, a signed letter by appropriate QuIaityTech management personnel, confirming the representations made by QualityTech to the auditor during such audit.

3.8	SAS70 Report Procedure

QualityTech will have a third party auditor prepare Type II SAS#70 reports for QualityTech managed services delivered out of QualityTech Data Center(s) during the initial term of this Service Option Attachment.

The Type II SAS#70 reports will be provided to Customer as specified in either Table A or Table B below, as preferred by QualityTech, except for the Data Center in Miami for year 2008 as stated in a below.

a.	Data Center Miami 2008

Report Publish Date	Report Coverage 2008
July 15, 2008	March 15th thru July 15th
February 25, 2009	July 1st thru December 31st

Table A

Report Publish Date
(or next business day if weekend)	Report Coverage
August 25th	January 1st thru June 30th
February 25th	July 1st thru December 31st

Table B

Report Publish Date
(or next business day if weekend)	Report Coverage
November 30th	January 1st thru October 31st

Customer is responsible for delivering a signed “Access Letter,” provided by QualityTech’s auditor, detailing the Type II SAS#70 report’s terms of use and disclosure at least five (5) days prior to the report publish date, prior to receiving the report from QualityTech, unless otherwise agreed upon between the parties.

QualityTech is responsible for delivering the mutually-agreed number of copies of the report in an individually marked, numbered, hard copy format to Ultimate Software within five (5) business days of the publish date, unless otherwise agreed between the parties, provided the applicable “Access Letter” has been received by QualityTech at least five (5) days prior to the report publish date.

If QualityTech fails to deliver the Type II SAS#70 report within thirty (30) days following the publish date, and a signed “Access Letter” was provided to QualityTech, Ultimate Software may terminate this Agreement for convenience without penalty, provided such termination is prior to six (6) months following QualityTech’s failure to deliver the report. QualityTech agrees to notify Ultimate Software if QualityTech receives a ‘Qualified Opinion’. If QualityTech fails to notify Ultimate Software of the ‘Qualified Opinion’ prior to the publish date, Ultimate Software may terminate this Agreement for convenience without penalty; provided such termination is prior to six (6) months following QualityTech’s failure to notify Ultimate Software.

The reports will contain QualityTech and QualityTech’s third party auditor’s confidential information; as such, QualityTech directly controls the distribution of all Type II SAS#70 reports. Ultimate Software may request a distribution of a Type II SAS#70 report, on behalf of a client, provided the Ultimate Software client signs the QualityTech “Access Letter,” delivers the “Access Letter” to QualityTech and Customer agrees to the [***] charge.

QualityTech agrees that QualityTech’s Miami Data Center and QualityTech’s Atlanta Data Center will be tested and included in the Type II SAS#70 reports at a minimum of once per year.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

4. INTERNET ACCESS SERVICES

4.1 Customer’s use of the Internet access Services shall at all times comply with QUALITYTECH’S then current Acceptable Use Policy and Privacy Policy (“Acceptable Use Policy”), as amended by QUALITYTECH from time to time and which is available through QUALITYTECH’S website (www.QualityTechTech.com). QUALITYTECH will notify Customer of complaints received by QUALITYTECH regarding each incident of alleged violation of QUALITYTECH’S Acceptable Use Policy, whether by Customer or third parties that has gained access to the Service through Customer. Customer agrees that it will promptly investigate all such complaints and take all reasonably necessary actions to remedy and to prevent any further violation of QUALITYTECH’S Acceptable Use Policy. Customer agrees that QUALITYTECH may identify to the complainant that Customer or a third party is investigating the matter and QUALITYTECH may provide the complainant with the necessary information to contact Customer directly to resolve the complaint. Customer shall identify a representative for the purposes of receiving such communications. QUALITYTECH reserves the right to install and use, or to require Customer to install and use, any appropriate devices to prevent violations of QUALITYTECH’S Acceptable Use Policy, including devices designed to filter or terminate access to the Services. If QUALITYTECH is notified of any allegedly infringing, defamatory, damaging, obscene, pornographic, illegal, or offensive use, content or activity, QUALITYTECH may (but shall not be required to) investigate the allegation, or refer it to Customer or a third party for investigation. QUALITYTECH reserves the right to remove or require the removal of the illegal or objectionable content from the Web page or any other text or item linked to the Internet, and require Customer to cease (or cause its users to cease) all illegal or objectionable activities or use. If Customer refuses such requirements, QUALITYTECH may, at its option, immediately remove the subject Web page or other text or item from the Internet, suspend the Services provided hereunder, and/or terminate this Agreement, both subject to the terms of the Master Services Agreement all without limiting any other remedies available to QUALITYTECH, and QUALITYTECH shall not be liable to Customer or any other person as a result of any such action.

4.2 Unless specifically provided for in a separate Addendum, QUALITYTECH does not provide, and Customer shall hold QUALITYTECH harmless from, user or access security with respect to any of Customer’s facilities or facilities of others, and Customer shall be solely responsible for user/access security and network access to Customer’s facilities. QUALITYTECH shall not provide any service to detect or identify any security breach of Customer’s websites, databases or facilities, except as may be set forth in a separate written agreement between Customer and QUALITYTECH.

4.3 Unless specifically provided for in a separate Addendum, QUALITYTECH does not provide any tests employing tools and techniques intended to gain unauthorized access to Customer’s environment (“Internet Intrusion Testing”). Further, in the event Customer elects in its sole discretion, to perform Internet Intrusion Testing itself, or to utilize the services of any third-party to perform Internet Intrusion Testing, Customer agrees to execute, and have the third party tester execute, QUALITYTECH’s Standard Internet Intrusion Test Indemnification document. Internet Intrusion Testing by Customer, or any third party on Customer’s behalf require Customer to indemnify QUALITYTECH pursuant to the Master Service Agreement.

4.4 Unless otherwise agreed in writing by QUALITYTECH, QUALITYTECH shall not be responsible for the installation, removal, operation, maintenance or replacement of any equipment or Customer Equipment.

4.5 The parties understand and agree that use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provides the opportunity for unauthorized access to computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential and QUALITYTECH does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. QUALITYTECH does not warrant that the Services or Customer’s use will be uninterrupted, error-free, or secure. QUALITYTECH shall not be responsible for any adverse consequence or loss whatsoever to Customer’s (or its users’ or subscribers’) use of the Internet. Use of any information transmitted or obtained by Customer using the QUALITYTECH network or the Internet is at Customer’s own risk. QUALITYTECH is not responsible for the accuracy or Quality Tech of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. QUALITYTECH does not control the transmission or flow of data to or from QUALITYTECH’s network and other portions of the Internet. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the Internet. QUALITYTECH does not represent or warrant that such events will not occur and QUALITYTECH disclaims any and all liability resulting from or related to such acts or omissions.

4.6 Customer may not resell IP addresses, IP numbers, or IP accounts from a QUALITYTECH provided leased line, including, without limitation, serial line Internet protocol (SLIP) or point-to-point protocol (PPP) dial-up accounts, point-to-point leased lines, switched packet leased lines, or any TCP/IP transmission that uses resources on QUALITYTECH’s network without the prior written consent of QUALITYTECH and such account addresses are not portable. Customer shall own its own registered domain names.

4.7 To the extent Customer orders any Service designated as “Burstable” (meaning Customer has the ability to use Services in excess of the Committed Data Rate), Customer will be billed for (a) the Committed Data Rate, and (b) the Excess Use at the price per Mbps set forth in the Order. Customer’s use will be sampled in five-minute inbound and outbound averages during each month. At the end of the month in which such use is measured, the top five percent (5%) of the inbound and outbound averages shall be discarded. The highest of the resulting ninety-five percent (95%) for inbound and outbound averages will be compared to the Committed Data Rate, and if that ninety-fifth percentile (95%) of traffic is higher than the Committed Data Rate, the difference between the highest of either average and the Committed Data Rate shall be the “Excess Use”.

4.8 If Customer is an international, federal, state, or local governmental agency, the purchase order submitted by Customer shall contain the following language:

“Notwithstanding any provisions to the contrary on the face of this purchase order or on any attachments to this purchase order, this purchase order is being used for administrative purposes only, and this order is placed under and subject solely to the terms and conditions of the QUALITYTECH Master Service Agreement and Addendum for Colocation and Internet Access, executed between Customer and QUALITYTECH.”

5. SERVICE LEVEL GUARANTEE

5.1 Internet Access Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance, Customer use of a single physical connection and Force Majeure conditions, QUALITYTECH shall have the contracted Internet access available for the Customer to transmit information to, and receive information from the Internet 100% of the time during the Term of this Addendum (“Internet Access Guarantee”). Customer acknowledges that incremental usage in excess of the Committed Data Rate is subject to available bandwidth on the QUALITYTECH network.

Internet Access Remedy. In the event QUALITYTECH fails to provide the level of service provided in the Internet Access Guarantee, Customer shall receive the applicable remedy (“Service Level Credit”) described below. The Availability Guarantee is measured on a calendar month basis.

INTERNET ACCESS UNAVAILABILITY CALCULATIONS	REMEDY (Service Level Credit)
1 Second per Month, up to and including 26 Seconds in a given Month (approximately 99.999%).	Credit of [***] of total Monthly Recurring Charge for Internet Access

More than 26 Seconds per Month, but less than 4 Minutes in a given Month (approximately 99.99%).	Credit of [***] of total Monthly Recurring Charge for Internet Access

4 Minutes per Month, but less than 43 Minutes in a given Month (approximately 99.9%).	Credit of [***] of total Monthly Recurring Charge for Internet Access

43 Minutes per Month, but less than 60 Minutes in a given Month (approximately 99%).	Credit of [***] of total Monthly Recurring Charge for Internet Access

More than 60 Minutes in a given Month (< 99%).
Credit of [***] of total Monthly Recurring Charge for Internet Access, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge for Internet service. For example, unavailability of 1 hour, 5 minutes, would result in a credit of the total Monthly Recurring Charge of [***]

5.2 Power Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QUALITYTECH shall have the contracted power available for the Customer as follows: 100% of the time during the Term of this Addendum when configured with redundant power, or if the Customer does not choose the redundant power option on the Customer order form, 99.99% of the time during this Addendum (“Power Guarantee”).

Power Remedy. In the event QUALITYTECH fails to provide the level of service provided in the Power Guarantee, Customer shall receive the applicable remedy (“Service Level Credit”) described below. The Availability Guarantee is measured on a calendar month basis and is based upon Customer’s selection on the Order form of either single or redundant power.

	REMEDY (Service Level Credit)	REMEDY (Service Level Credit)
POWER UNAVAILABILITY	FOR REDUNDANT POWER	FOR A SINGLE POWER SUPPLY
CALCULATIONS	SUPPLY	ONLY
1 Second per Month, up to and including 26 Seconds in a given Month (approximately 99.999%).	Credit of [***] of total Monthly Recurring Charge for Customer Space	[***]

More than 26 Seconds per Month, but less than 4 Minutes in a given Month (approximately 99.99%).	Credit of [***] of total Monthly Recurring Charge for Customer Space	[***]

4 Minutes per Month, but less than 43 Minutes in a given Month (approximately 99.9%).	Credit of [***] of total Monthly Recurring Charge for Customer Space	Credit of [***] of total Monthly Recurring Charge for Customer Space

43 Minutes per Month, but less than 60 Minutes in a given Month (approximately 99%).	Credit of [***] of total Monthly Recurring Charge for Customer Space	Credit of [***] of total Monthly Recurring Charge for Customer Space

More than 60 Minutes in a given Month (< 99%).
Credit of [***] of total Monthly Recurring Charge for Customer Space, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge for Customer Space. For example, unavailability of 1 hour, 5 minutes, would result in a credit of the total Monthly Recurring Charge of [***]

Credit of [***] of total Monthly Recurring Charge for Customer Space, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge. For example, unavailability of 1 hour, 5 minutes, would result in a credit of the total Monthly Recurring Charge of [***]

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

5.3 Latency Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QUALITYTECH shall provide the contracted Internet access capable of one-way transmissions of a monthly average of [***] milliseconds or less between the QUALITYTECH switch port and the QUALITYTECH transit routers during the Term of this Addendum (“Latency Guarantee”). It is mutually understood that customers who purchase Burstable bandwidth may necessarily suffer increased latency should volume exceed the Burstable access ordered.

Latency Remedy. In the event QUALITYTECH fails to meet the Latency Guarantee, Customer will receive a credit equal to one day’s Monthly Recurring Charges for Internet Access for every [***] milliseconds (or portions thereof) over the guaranteed [***] milliseconds monthly average.

5.4 Packet Delivery Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QUALITYTECH guarantees Network Packet Loss (“Packet Guarantee”) of less than [***] monthly average measured from the QUALITYTECH switch port to the QUALITYTECH transit routers (“Network”). It is mutually understood that customers who order fixed Committed Data Rates (not Burstable), may necessarily suffer packet losses should volume exceed the fixed Committed Data Rate Ordered, and customers who purchase Burstable bandwidth may necessarily suffer packet losses should volume exceed the Burstable access Ordered. As such, the remedy (Service Level Credit) is only available for packet losses occurring within the ordered bandwidth.

Packet Delivery Remedy. In the event QUALITYTECH fails to meet the Packet Guarantee, Customer will receive a credit equal to [***] Monthly Recurring Charges for Internet Access for every [***] percent (or portions thereof) over the guaranteed [***] monthly average.

5.5 Temperature Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QUALITYTECH guarantees the monthly average Data Center temperature will not exceed [***] degrees Fahrenheit (“Temperature Guarantee”).

Temperature Remedy. In the event any QUALITYTECH sampling point registers a monthly average deviation in excess of the Temperature Guarantee, Customer will receive a credit equal to [***] Monthly Recurring Charges for physical space for every one (1°) degree Fahrenheit above the Temperature Guarantee during the applicable month.

5.6 Humidity Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QUALITYTECH guarantees the monthly average Data Center humidity will not exceed [***] (“Humidity Guarantee”).

Humidity Remedy. In the event any QUALITYTECH sampling point registers a monthly average deviation in excess of the Humidity Guarantee, Customer will receive a credit equal to [***] Monthly Recurring Charges for physical space for every one (1%) percent the humidity exceeds the Humidity Guarantee during the applicable month.

5.7 Remedies. If QUALITYTECH fails to meet an above defined Service Level Guarantee during the term of this Addendum, as Customer’s sole and exclusive remedy except as set forth elsewhere in the Agreement, Customer shall be entitled to receive Service Level Credits described in Sections 5.1, 5.2, 5.3, 5.4, 5.5, and 5.6 of this Addendum. In no event shall Customer’s total amount of Service Level Credits in any given month exceed the total Monthly Charges for that month. Customer’s remedies are limited to Service Level Credits as described above and termination rights described in Section 8 of the Master Services Agreement. Failure to meet the same Service Level guarantee two (2) times in any calendar quarter shall entitle Customer to terminate the Addendum upon sixty (60) days prior written notice to the other party. In no event will the total Service Level Credits payable by QUALITYTECH for all Service Level failures in any month exceed Customer’s current monthly fee for the applicable affected services. Notwithstanding anything to the contrary, QUALITYTECH warrants that it will not knowingly or purposely fail to meet any Service Level as defined in this Addendum. In the event that a Service Level is not met and QUALITYTECH determines in its reasonable judgment that such failure was the result of (a) any Force Majeure condition, (b) any actions or inactions of Customer, any activity under Customer’s control or within the obligations undertaken by Customer (including, without limitation, inaccurate or corrupt data input, use of the network or the Services other than in accordance with the documentation or the directions of QUALITYTECH, failure or inability of Customer to obtain or the failure or inability of a vendor to provide upgrades, new releases, enhancements, patches, error corrections and fixes for software or equipment, and problems in Client’s local environment), or (c) Facilities Maintenance performed during the maintenance window identified in Section 1.5 of this Addendum or Customer Maintenance, then QUALITYTECH shall have no obligation to credit Customer any amount for any such failure. Notwithstanding anything to the contrary, all Services and other matters provided by QUALITYTECH shall be in accordance with written representations including but not limited to specifications provided by QUALITYTECH, in a timely, professional and workmanlike manner and in accordance with generally accepted industry standards subject to the limitations set out in section 4 of the Master Space Agreement.

CUSTOMER:	Ultimate Software	QUALITY TECHNOLOGY SERVICES MIAMI, LLC
Print Name:	Bill Hicks	Name:	Mark Waddington
Title:	SVP of Shared Services	Title:	President (Managing Member)
Address:	2000 Ultimate Way	Address:	12851 Foster St, suite 205
	Weston FL 33326		Overland Park KS, 66213
Attn: Mark Waddington
Telephone:	954-331-6740	Telephone:	913-814-9988
Facsimile:	954-331-6935	Facsimile:	913-814-7766
E-mail:	Bill_Hicks@ultimateSoftware.com	Email:	mwaddington@QualityTech.com
Date:	6/10/09	Date:	July 28, 2009

Signature:	/s/ Bill Hicks	Signature:	/s/ Mark Waddington

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.